STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is New Generation Consumer Group Inc.

2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered IV so that, as amended, said Article shall be and read as follows:

The corporation maintains 8,020,000,000 of total authorized shares, 8,000,000,000 for common stock and 20,000,000 for preferred stock designated Series A-2, both of which at a par value of $0.001.

The corporation is authorized to execute a reverse stock split of 20:1 when it is deemed to be in the best interest of the corporation.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: [signature]
Authorized Officer

Name: Jacob DiMartino
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:55 PM 12/05/2025
FILED 12:55 PM 12/05/2025
SR 20254773442 - File Number 2187549